Exhibit 99.1

ART'S WAY MANUFACTURING ANNOUNCES ADDITION TO THE BOARD OF DIRECTORS

ARMSTRONG, IOWA, January 7, 2013 – Art's Way Manufacturing Co., Inc. (NASDAQ:ARTW), a leading manufacturer and distributor of agricultural machinery, equipment and services, announces an addition to its Board of Directors.

On January 1, 2013, the Board of Directors of Art's-Way Manufacturing Co., Inc. elected David R. Castle as a director of the Company, effective on the same date. Mr. Castle will stand for election by Stockholders at the Company's 2013 Annual Meeting.

J. Ward McConnell Jr., Chairman of the Board of Directors said, “I am very pleased that David will be rejoining the Board of Directors. We look forward to having his experience and his leadership on the Board.”

About Art's Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as pressurized tanks and vessels, and modular animal confinement buildings and laboratories. After-market service parts are also an important part of the Company's business. The Company has three reporting segments: agricultural products; pressurized tanks and vessels; and modular buildings.

For More Information, Contact: Jim Drewitz, Investor Relations

830-669-2466 Jim Drewitz

Or visit the Company's website at www.artsway-mfg.com/

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